UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/31/2006

AMERICREDIT CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  001-10667

TX	752291093
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

801 Cherry Street, Suite 3900, Fort Worth, TX 76102
(Address of principal executive offices, including zip code)

(817)302-7165
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On May 23, 2006, Daniel E. Berce, President and Chief Executive Officer of AmeriCredit Corp. ("AmeriCredit') entered into a sales plan pursuant to Rule 10b5-1 for the orderly disposition of stock options covering a total of 1,420,000 shares granted to him by AmeriCredit in 1998. The stock option agreements provide that the options will lapse unless they are exercised by December 31, 2006. Under the terms of the sales plan, Mr. Berce will exercise 1,000,000 of the options and sell the shares. Mr. Berce intends to use the proceeds to pay the exercise price and related income taxes with respect to the total number of options. Mr. Berce plans to retain the remaining 420,000 shares obtained upon exercise of the options, assuming that the net proceeds are sufficient to do so from the foregoing sale.

        On May 12, 2006, Clifton H. Morris, Jr., Chairman of the Board of AmeriCredit entered into a sales plan pursuant to Rule 10b5-1 for the orderly disposition of stock options covering a total of 1,420,000 shares granted to him by AmeriCredit in 1998. The stock option agreements provide that the options will lapse unless they are exercised by December 31, 2006. Under the terms of the sales plan, Mr. Morris will exercise 850,000 of the options and sell the shares. Mr. Morris intends to use the proceeds to pay the exercise price and related income taxes with respect to the total number of options. Mr. Morris plans to retain the remaining 570,000 shares obtained upon exercise of the options, assuming that the net proceeds are sufficient to do so from the foregoing sale.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICREDIT CORP

Date: May 31, 2006	By:	/s/ CHRIS A. CHOATE
CHRIS A. CHOATE
Executive Vice President, Chief Financial Officer and Treasurer